SCHEDULE 14A INFORMATION

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission
☒ Definitive Proxy Statement	Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

CARRAMERICA REALTY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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CARRAMERICA REALTY CORPORATION

1850 K Street, N.W.

Washington, D.C. 20006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 1, 2003

To Our Stockholders:

You are cordially invited to attend the 2003 annual meeting of stockholders of CarrAmerica Realty Corporation on Thursday, May 1, 2003, beginning at 9:30 a.m., Eastern Daylight Savings Time, at The Willard Inter-Continental Hotel, 1401 Pennsylvania Avenue, N.W., Washington, D.C. 20004. At the meeting, stockholders will act on the following matters:

1.	Election of one director to serve a three-year term expiring in 2006 (however, the term would expire in 2004 if Proposal 2 is approved);

2.	Consideration and action upon a proposed amendment to our Articles of Incorporation relating to the instatement of the election of directors annually; and

3.	Any other business that properly comes before the meeting or any adjournments thereof.

Only common stockholders of record at the close of business on March 7, 2003 will be entitled to vote at the meeting or any adjournments thereof.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders only. Registration will begin at 8:30 a.m., and seating will be available at approximately 9:00 a.m. Cameras and recording devices will not be permitted at the meeting. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

WHETHER OR NOT YOU EXPECT TO ATTEND:

Whether or not you expect to attend the annual meeting, you are urged to sign and date the enclosed proxy, which is being solicited on behalf of the Board of Directors, and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

/s/ Linda A. Madrid

Linda A. Madrid

Corporate Secretary

CARRAMERICA REALTY CORPORATION

1850 K Street, N.W.

Washington, D.C. 20006

PROXY STATEMENT

ABOUT THE MEETING

Why am I receiving this Proxy Statement?

This Proxy Statement contains information related to the solicitation of proxies for use at our 2003 annual meeting of stockholders, to be held on Thursday, May 1, 2003, at 9:30 a.m., Eastern Daylight Savings Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made on behalf of our Board of Directors. “We,” “our,” “us” and “CarrAmerica” refer to CarrAmerica Realty Corporation and its subsidiaries and affiliates. This Proxy Statement, the enclosed form of proxy and the 2002 Annual Report to Stockholders are being mailed to stockholders beginning on or about March 31, 2003.

Who is entitled to vote at the annual meeting?

Only holders of record of our common stock at the close of business on March 7, 2003 are entitled to receive notice of the annual meeting and to vote the shares of common stock held by them on that date at the meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.

What are the voting rights of stockholders?

Each share of common stock entitles its holder to cast one vote on each matter on which a vote may be taken.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on March 7, 2003 will constitute a quorum, permitting the stockholders to conduct business at the meeting. We will include abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not voting on a particular proposal) in the calculation of the number of shares considered to be present at the meeting.

At the close of business on March 7, 2003, there were 51,866,220 shares of our common stock outstanding.

How do I vote?

You may vote either by filling out and returning the accompanying proxy card or by filling out a written ballot at the annual meeting.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us (and not revoked), it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote FOR the election of the nominee for our Board of Directors named herein, FOR an amendment to the Articles of Incorporation providing for the election of directors annually and as recommended by our Board of Directors with regard to any other matters, or, if no such recommendation is given, in their own discretion.

May I change my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date. Additionally, the powers of the proxy holders will be suspended regarding any person who executed a proxy but then attends the meeting in person and so requests. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

ELECTION OF DIRECTOR

(Proposal 1)

Board of Directors

Our Board of Directors currently consists of eight directors and is divided into three classes, with approximately one-third of the directors scheduled to be elected by the stockholders annually. A. James Clark, a current director of the Company whose term expires at the 2003 annual meeting of stockholders, has informed the Nominating and Corporate Governance Committee of the Board of Directors that he will not seek re-election for personal reasons. Effective as of the 2003 annual meeting of stockholders, the Board of Directors has reduced the size of the Board from eight members to seven, with the class of directors nominated for election to a term expiring in 2006 to consist of one director. Timothy Howard has been recommended by our Nominating and Corporate Governance Committee and nominated by our Board of Directors for re-election as a director with a three-year term expiring in 2006 at the 2003 annual meeting of stockholders. As described in Proposal 2, our Board of Directors has approved and is seeking the approval of the stockholders to an amendment to our Articles of Incorporation providing for the election of directors annually. If elected, Mr. Howard’s term as a director will expire at (i) the 2004 annual meeting of stockholders if the Articles of Incorporation of the Company are amended as contemplated by Proposal 2, or (ii) the 2006 annual meeting of stockholders if Proposal 2 is NOT approved, and when his successor is duly elected and shall have been qualified.

Nominee for Election to Term Expiring in 2006 (2004 if Proposal Regarding Election of Directors Annually is Approved)

Timothy Howard, 54, has been a director since August 1998. Mr. Howard has been the Executive Vice President and Chief Financial Officer of Fannie Mae since 1990 and a member of Fannie Mae’s Office of the Chairman since November 2000. Mr. Howard has been proposed for election to Fannie Mae’s Board of Directors as Vice Chairman in May 2003. From 1988 to 1990, Mr. Howard was Executive Vice President – Asset Management of Fannie Mae. Mr. Howard has held positions of increasing responsibility with Fannie Mae since beginning with the company in 1982. Mr. Howard received a Masters degree in economics and Bachelors in economics, magna cum laude, from the University of California, Los Angeles. Mr. Howard is chairman of the Executive Compensation Committee and is a member of the Audit Committee, the Conflicts Committee and the Executive Committee of the Board of Directors.

Incumbent Directors – Terms Currently Expiring in 2005

The following are incumbent directors whose terms are currently scheduled to expire in 2005. If Proposal 2 related to the election of directors annually is approved, their terms will expire in 2004.

Andrew F. Brimmer, 76, has been a director since February 1993. He has been President of Brimmer & Company, Inc., an economic and financial consulting firm, since 1976. Dr. Brimmer is the Wilmer D. Barrett Professor of Economics at the University of Massachusetts, Amherst. He also serves as a director of BlackRock Investment Income Trust, Inc. (and other funds) and Borg-Warner Automotive, Inc. From June 1995 through August 1998, Dr. Brimmer served as chairman of the District of Columbia Financial Control Board. He was a member of the Board of Governors of the Federal Reserve System from March 1966 through August 1974. Dr. Brimmer received a B.A. degree and a master’s degree in economics from the University of Washington and a Ph.D. in economics from Harvard University. Dr. Brimmer is chairman of the Audit Committee and a member of the

Executive Compensation Committee, the Nominating and Corporate Governance Committee and the Conflicts Committee of the Board of Directors.

Oliver T. Carr, Jr., 77, has been a director since February 1993. Mr. Carr was Chairman of our Board of Directors from February 1993 until May 2000. He also served as our Chief Executive Officer from 1993 to 1997. Mr. Carr founded The Oliver Carr Company in 1962 and since that time he has been its Chairman of the Board and a director as well as President from 1962 to 2000. He also is Chairman Emeritus of the Board of Trustees of The George Washington University. Mr. Carr is the father of both our current Chairman and Chief Executive Officer, Thomas A. Carr, and Robert O. Carr, the President of Carr Urban Development, LLC. Mr. Carr is chairman of the Investment Committee of the Board of Directors.

Philip L. Hawkins, 47, has been a director since March 2002. Mr. Hawkins has been President since March 2002 and Chief Operating Officer since October 1998. From February 1996 to October 1998, Mr. Hawkins served as Managing Director – Asset Management. Prior to that time Mr. Hawkins was employed by LaSalle Partners Limited, a real estate services company, since 1982. He holds a Masters in Business Administration from the University of Chicago Graduate School of Business and a Bachelors of Arts degree from Hamilton College. Mr. Hawkins is a member of the Investment Committee of the Board of Directors. In addition, Mr. Hawkins is a member of management’s Operating and Investment Committees.

Incumbent Directors—Terms Expiring in 2004

Thomas A. Carr, 44, has been our Chairman of the Board of Directors since May 2000, a director since 1993 and Chief Executive Officer since 1997. Mr. Carr was our President from 1993 until March 2002, our Chief Operating Officer from April 1995 to May 1997 and our Chief Financial Officer from February 1993 to April 1995. Mr. Carr holds a Master of Business Administration degree from Harvard Business School and a Bachelor of Arts degree from Brown University. Mr. Carr is a member of the Board of Governors of the National Association of Real Estate Investment Trusts, the Young Presidents Organization and the Federal City Council. He is a member of the Board of Directors of The Oliver Carr Company and V Technologies International Corp. (d/b/a AgilQuest). Mr. Carr is the son of Oliver T. Carr, Jr. and the brother of Robert O. Carr. Mr. Carr is chairman of the Executive Committee and a member of the Investment Committee of the Board of Directors. In addition, Mr. Carr is a member of management’s Operating and Investment Committees.

Robert E. Torray, 65, has been a director since February 2002. Mr. Torray is the founder and has been Chairman of Robert E. Torray & Co., Inc., an institutional investment firm, since 1972. Mr. Torray is also the founder and President of Torray Corporation, a mutual fund manager, and is founder and Chairman of Birmingham Capital Management Company, an investment management company. Mr. Torray received his B.A. from Duke University. Mr. Torray is chairman of the Conflicts Committee and a member of the Nominating and Corporate Governance Committee, the Executive Compensation Committee and the Investment Committee of the Board of Directors.

Wesley S. Williams, Jr., 60, has been a director since February 1993. Mr. Williams has been a partner of the law firm of Covington & Burling since 1975. After serving as a junior member of the Faculty of Law of Columbia University, Mr. Williams was adjunct professor of real estate finance law at Georgetown University Law Center from 1971 to 1973. In addition, he is an author or contributing author of several texts on banking law and on real estate investment and finance, and served for more than a decade on the Editorial Advisory Board of the District of Columbia Real Estate Reporter. Mr. Williams is currently Chairman of the Board of Directors of the Federal Reserve Bank of Richmond. Mr. Williams is Co-Chairman of the Board of Directors of Lockhart Companies, Inc. and of its real estate, insurance, consumer finance and miscellaneous Internet and venture subsidiaries.

Mr. Williams is a member of the Executive Committee of the Board of Trustees of Penn Mutual Life Insurance Company, of which he is the Senior Trustee. He is also Chairman of the Executive Committee of the Board of Regents of the Smithsonian Institution. Mr. Williams received B.A. and J.D. degrees from Harvard University, an M.A. degree from the Fletcher School of Law and Diplomacy and an LL.M. degree from Columbia University. Mr. Williams is chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee, the Conflicts Committee and the Executive Committee of the Board of Directors. Mr. Williams has been chosen by the non-management directors to preside over all the meetings of the non-management directors.

Committees of the Board of Directors; Meetings

Among the committees of our Board of Directors are a standing Audit Committee, Executive Compensation Committee, Nominating and Corporate Governance Committee, Conflicts Committee, Executive Committee and Investment Committee. The functions performed by these committees are described below.

Audit Committee. Our Board’s Audit Committee assists the Board of Directors in monitoring the integrity and accuracy of our financial statements, our systems of internal controls regarding finance, accounting and legal compliance, our independent auditor’s qualifications and independence and the performance of our internal audit function. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of any accounting firm employed by CarrAmerica (including the resolution of disputes between management and the accounting firm regarding financial reporting) for the purpose of preparing and issuing an audit report or related work, and such firm will report directly to the Audit Committee. In February 2003, the Board of Directors adopted and approved an amended and restated charter of the Audit Committee. A copy of the Audit Committee’s amended and restated charter, which more fully describes the scope of the Audit Committee’s duties and responsibilities, is attached hereto as Appendix A. All of the members of the Audit Committee must meet the independence, experience and financial literacy and expertise requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the Securities and Exchange Commission, as in effect from time to time. Our Audit Committee is currently comprised entirely of directors that meet the independence requirements of the New York Stock Exchange, as currently in effect. Our Board of Directors has determined that each of Andrew F. Brimmer, Timothy Howard and Wesley S. Williams, Jr., all of the members of our Audit Committee, is independent and an audit committee financial expert, as defined by the rules and regulations promulgated by the Securities and Exchange Commission. The Audit Committee met eight times in 2002.

Executive Compensation Committee. The principal purposes of the Executive Compensation Committee are to discharge the Board of Directors’ responsibilities relating to compensation of the executive officers of the Company; make recommendations to the Board of Directors regarding compensation of the Company’s directors; recommend, implement and administer the Company’s incentive and equity-based compensation plans; and produce an annual report on executive and Chief Executive Officer compensation for inclusion in the Company’s annual proxy statement in conformity with the rules and regulations of the Securities and Exchange Commission. Our Board’s Executive Compensation Committee is currently comprised entirely of directors that meet the independence requirements of the New York Stock Exchange, as currently in effect, and all members must continue to meet those requirements as in effect from time to time. In addition, all of the members of the Executive Compensation Committee must meet any other legal requirements relevant to the proper administration of our executive compensation program, including requirements under the federal securities laws and the Internal Revenue Code of 1986. The Executive Compensation Committee met

twice in 2002. The Executive Compensation Committee acted twice by unanimous written consent during 2002.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee was established to ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to the stockholders and the Company and to develop and recommend to the Board a set of corporate governance principles to assist the Board in fulfilling its corporate governance responsibilities. The Nominating and Corporate Governance Committee also has the authority to consider and make recommendations to the Board of Directors regarding nominees for election as members of the Board of Directors and members of the committees of the Board of Directors. The Nominating and Corporate Governance Committee is willing to consider nominees recommended by stockholders. Stockholders who wish to suggest qualified candidates must comply with the advance notice provisions and other requirements of Section 3.11 of our by-laws. Our Nominating and Corporate Governance Committee is currently comprised entirely of directors that meet the independence requirements of the New York Stock Exchange, as currently in effect, and all of the members of the Nominating and Corporate Governance Committee must continue to meet those requirements as in effect from time to time. The Nominating and Corporate Governance Committee met twice in 2002.

Conflicts Committee. Our Board’s Conflicts Committee was created to review and take action with respect to proposed transactions involving CarrAmerica, including one or more of its subsidiaries or affiliates, and in which one or more directors or executive officers of CarrAmerica may have a material direct or indirect, personal or financial interest. The Conflicts Committee met once in 2002.

Executive Committee. Our Board’s Executive Committee may exercise the full authority of our Board of Directors, except that the Executive Committee may not amend our charter or by-laws, authorize dividends, adopt a plan of merger or consolidation, recommend to stockholders the sale or lease of all or substantially all of our assets, elect any of our directors, elect or remove any of our officers or establish compensation for any of our executive officers. The Executive Committee did not meet in 2002.

Investment Committee. Our Board’s Investment Committee has the authority to approve and authorize expenditures, agreements and other actions relating to the acquisition and/or disposition of assets by us, the incurrence of indebtedness by us or other encumbrances on our assets or other matters treated as capital items and involving less than $100 million for any single transaction or series of related transactions, so long as such matters are consistent with our annual budget (as to amount and type of transaction). The Investment Committee met six times in 2002.

Our Board of Directors held five meetings and acted six times by unanimous written consent during 2002. None of our directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors held during the period he served on our Board. None of our directors attended fewer than 75% of the aggregate number of meetings of committees of the Board of Directors on which he served during the period of service in 2002, except for Robert E. Torray, who attended approximately 71% of the meetings of committees of the Board on which he served during 2002.

Compensation of Directors

We pay an annual retainer of $25,000 to directors who are not our employees. Each non-employee director may elect to receive his annual retainer and fees in cash or defer all or any portion of such retainer and fees as described below. We also pay each non-employee director a fee (plus out-of-pocket expenses) for attendance (in person or by telephone) at each meeting of our Board of Directors and for each committee meeting held on a non-Board meeting day. Our Board of Directors meeting fee is $1,200 and the committee meeting fee is $750, except that the committee meeting fee for each Audit Committee meeting is $1,000. In addition, the chairman of each committee receives an additional annual fee of $1,000, except that the fee for the chairman of the Audit Committee is $2,000.

We also compensate our directors through our 1997 Stock Option and Incentive Plan (the “1997 Plan”). Each continuing non-employee director receives a grant of 1,000 restricted shares of our common stock immediately following the election of directors at each annual meeting of our stockholders. The shares vest in full on the first anniversary of the date of grant. Both employee directors and non-employee directors are eligible to receive other grants under the 1997 Plan, which grants are provided at the discretion of our Executive Compensation Committee.

Our non-employee directors may elect to defer all or any portion of the retainer and fees paid in cash for service on the Board or any committee thereof in accordance with our Directors’ Deferred Compensation Plan, subject to a minimum deferral of $1,000 per plan year. Each participant may make an annual election to defer compensation for a specified period of years, with a minimum of two years, and/or until termination of service, if sooner. At the time that the participant or such participant’s beneficiary becomes entitled to receive payments under the plan, payment will be paid, at the election of the participant or beneficiary, in a lump sum or in annual installments over a period of up to ten years. If no election is made, payments will be made over a period of ten years. The plan establishes the terms for withdrawals from participants’ accounts. The Company has the sole right to distribute amounts from accounts established pursuant to the plan if it determines that the deferred elections, the earnings credited to accounts previously deferred or the deferred compensation account balances under the plan could or might result in the Company failing to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Such executive officers, directors and greater than ten percent stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 they file.

Based on our review of the copies of such forms we have received and on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and greater than ten percent stockholders complied with the Section 16(a) filing requirements applicable to them with respect to transactions during 2002.

Vote Required and Recommendation

When a quorum is present, the affirmative vote of a majority of the votes present at the annual meeting will be required for the election of a director. A properly executed proxy marked “Withhold Authority” with respect to the election of a director nominee will not be voted with respect to such nominee, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions or “Withhold Authority” votes will have the effect of a vote against the election of the nominee.

Our Board of Directors recommends a vote FOR the nominee named in this Proxy Statement as director to hold office until the expiration of the term for which he has been nominated and until his successor is elected and qualified. Should Mr. Howard become unable to serve for any reason before the annual meeting, our Board of Directors may  designate a substitute nominee, in which event the persons designated as proxy holders on the enclosed proxy will vote for the election of such substitute nominee, or may reduce the number of members of our Board of Directors.

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

TO INSTATE THE ELECTION OF DIRECTORS ANNUALLY

(Proposal 2)

Introduction

Our current system of electing directors to staggered three-year terms has been in place since we completed the initial public offering of our common stock in February 1993. Under this method, currently approximately one-third of our directors are elected annually by our stockholders, dividing our Board of Directors into three classes.

Proposal to Provide for Annual Election of Directors

Our Board is seeking stockholder approval to amend the Articles of Incorporation to eliminate our classified Board and provide for the election of all directors annually, which amendment the Board already has approved. The Board has determined that, if approved by the stockholders, the elimination of classes of the Board should become effective beginning with the 2004 annual meeting of stockholders. If this Proposal 2 is approved by the stockholders, the term of all directors, including those who were elected to serve until 2005 or 2006, will end at the 2004 annual meeting of stockholders, and all directors elected at each annual meeting will be elected for one-year terms, rather than three-year terms. If this Proposal 2 is not approved, the Board will remain classified, and the nominee elected at the 2003 annual meeting of stockholders would hold office until the 2006 annual meeting of stockholders.

In recent years, classified boards like ours have become increasingly unpopular with stockholders. In 2002, Mrs. Evelyn Y. Davis submitted a stockholder proposal requesting that the Company’s Board of Directors take actions necessary to instate the election of our directors annually. In excess of 75% of the votes cast at our 2002 annual meeting of stockholders voted in favor of Mrs. Davis’ proposal. After careful consideration of the matter and in recognition of the importance of this issue to our stockholders, the Board has determined that it is in the best interests of CarrAmerica and our stockholders to eliminate the classified Board so that stockholders elect all directors annually. The proposed amendment to the Articles of Incorporation will allow stockholders to review and express their opinions on the performance of all directors each year. The Company’s directors also believe that a non-classified Board better enables us to meet our goal of ensuring that the Company’s corporate governance policies maximize accountability to stockholders. Because there is no limit to the number of terms an individual may serve, the Board believes that continuity and stability of the Board’s membership and our policies and long-term strategic planning should not be affected by declassification.

Providing for annual election of directors may enhance the ability of a third party to influence a change in control of the Company. However, the Board has no present intention of proposing additional amendments to the Articles of Incorporation that would impact the ability of a third party to affect a change in control of the Company. This amendment is not being recommended in response to any specific effort, of which the Company is aware, to accumulate the Company’s common stock or to obtain control of the Company or its Board of Directors by means of a solicitation in opposition of management or otherwise. In addition, the Board’s recommendation of the amendment is not part of a plan by management to adopt a series of such amendments. The Board is proposing the amendment at this time because it believes it is in the best interest of the stockholders of the Company for the reasons stated above.

Proposed Amendment to the Articles Of Incorporation

Our Board has adopted resolutions setting forth a proposal to amend our Articles of Incorporation as described below. The resolution declares that the amendment is advisable and directs that it be submitted to our stockholders for approval. The stockholders will consider the amendment at the 2003 annual meeting of stockholders.

If Proposal 2 is approved by the stockholders, Section 6.3 of our Articles of Incorporation regarding classification of the Board would be deleted and replaced with the following paragraph:

“Section 6.3    Election and Term of Directors.    The term of each director shall expire at the annual meeting of the stockholders to be held in 2004, the date of which shall be fixed by or pursuant to the By-Laws of the Corporation. At such meeting and each subsequent annual meeting of the stockholders of the Corporation, successors to each of the directors shall be elected to hold office for a term expiring at the next annual meeting of the stockholders, with each director to hold office until his successor shall be elected and qualified. No election of directors need be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

If this Proposal 2 is approved, we will file an Amendment to the Articles of Incorporation with the State Department of Assessments and Taxation of the State of Maryland and make any changes to the Bylaws that are necessary to reflect the declassification of the Board. If this Proposal 2 is not approved, the Board will remain classified, and the nominee elected at this year’s annual meeting would hold office until the 2006 annual meeting of stockholders.

Vote Required and Recommendation

When a quorum is present, the affirmative vote of 2/3 of the shares entitled to vote on such matter shall be required for the approval of the proposed amendment to our Articles of Incorporation. Abstentions or broker non-votes will have the same effect as votes cast against the proposal.

Our Board of Directors recommends a vote FOR approval of the proposed amendment to the Articles of Incorporation.

EXECUTIVE COMPENSATION

The following table provides information on the annual and long-term compensation for our Chief Executive Officer, our four most highly compensated other executive officers and one other executive officer (our “Named Executive Officers”) for the periods indicated. Each of our executive officers serves until the next annual meeting of stockholders or such officer’s earlier resignation or removal.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation						Long-Term Compensation Awards				All Other Compensation
		Salary			Bonus		Other Annual Compensation	Restricted Stock Unit Awards ($)(1)			Securities Underlying Options (#)(2)
Thomas A. Carr Chief Executive Officer and Chairman of the Board of Directors	2002 2001 2000	$ $ $	450,000 450,000 450,000		$ $ $	270,000 450,000 600,000	$0 $0 $0	$ $ $	164,707 0 0	(3)	0 41,563 125,000	$ $ $	44,003 98,097 15,834	(4) (4) (4)

Philip L. Hawkins President and Chief Operating Officer	2002 2001 2000	$ $ $	395,385 380,000 380,000	(5)	$ $ $	216,000 323,000 458,000	$0 $0 $0	$ $ $	131,778 0 0	(6)	0 33,250 100,000	$ $ $	46,803 81,030 76,744	(7) (7) (7)

Karen B. Dorigan Chief Investment Officer	2002 2001 2000	$ $ $	300,000 300,000 221,269	(8)	$ $ $	90,000 150,000 220,000	$0 $0 $0	$ $ $	131,778 0 350,003	(9) (9)	0 33,250 50,000	$ $ $	34,795 45,045 39,941	(10) (10) (10)

Stephen E. Riffee Chief Financial Officer	2002 2001 2000	$ $ $	265,731 225,039 208,462	(11)	$ $ $	100,000 120,000 125,000	$0 $0 $0	$ $ $	120,400 0 150,023	(12) (12)	0 16,625 50,000	$ $ $	32,319 28,848 12,000	(13) (13) (13)

Linda A. Madrid Managing Director, General Counsel and Corporate Secretary	2002 2001 2000	$ $ $	220,000 218,846 208,462		$ $ $	66,000 127,500 120,000	$0 $0 $0	$ $ $	65,889 0 0	(14)	0 16,625 50,000	$ $ $	24,657 24,743 20,671	(15) (15) (15)

Richard F. Katchuk(10) Former Chief Financial Officer	2002 2001 2000	$ $ $	380,000 380,000 375,385	(16)	$ $ $	80,750 304,000 398,000	$0 $0 $0	$ $ $	0 0 0		0 33,250 100,000	$ $ $	55,572 72,707 61,766	(17) (17) (17)

(1)	Represents the value of grants of restricted stock units made under our 1997 Stock Option and Incentive Plan. The restricted stock units vest ratably over a five-year period, assuming the grantee is still an employee of CarrAmerica or otherwise eligible for vesting on the vesting date. On each vesting date, the grantee receives shares representing 20% of the total number of restricted stock units granted plus an amount equal to the dividends that would have been paid on such shares had the shares been outstanding since the grant date, or the cash equivalent thereof, at our option. The grants of restricted stock units do not entitle the grantees to any current voting rights. The grantees are entitled to dividend equivalent payments (such dividends were $0.50 per share for each quarter of 2002) under the terms of their restricted stock unit agreements under certain circumstances. In 2002, the Named Executive Officers, other than Mr. Katchuk, exchanged a portion of their restricted stock units into shares of restricted stock. The vesting schedule of the restricted stock was not altered from the vesting schedule for the restricted stock units by the exchange. The grants of restricted stock entitle the grantees to current voting rights. The grantees are entitled to dividend payments (such dividends were $0.50 per share for each quarter of 2002) under the terms of their restricted stock agreements. As of December 31, 2002, the total holdings of restricted stock units (with one unit deemed equivalent to the value of one share) of the Named Executive Officers and the market value of such holdings based on the last sale price of our common stock on the New York Stock Exchange on December 31, 2002 are as follows: Mr. Katchuk: 43,669 units ($1,093,908). As of December 31, 2002, the total holdings of restricted stock of the Named Executive Officers other than Mr. Katchuk and the market value of such holdings based on the last sale price of our common stock on the New York Stock Exchange on December 31, 2002 were as follows: Mr. Thomas A. Carr: 22,183 shares ($555,684); Mr. Hawkins: 16,911 shares ($423,621); Ms. Dorigan: 15,707 shares ($393,460); Mr. Riffee: 12,629 shares ($316,357); and Ms. Madrid: 6,367 shares ($159,493).

(2)	All option grants were made under our 1997 Stock Option and Incentive Plan.

(3)	Mr. Carr was awarded 5,472 restricted stock units on February 20, 2002.

(4)	Includes: (i) employer contributions for 2002, 2001 and 2000 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $14,250, $12,750 and $8,500, respectively, employer contributions for 2002, 2001 and 2000 for life, accidental death and dismemberment, long-term disability insurance premiums in the amounts of $1,296, $1,296 and $1,032, respectively, and an employer contribution for 2002 for short-term disability insurance premiums in the amount of $403; (ii) employer contributions for 2002 and 2001 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $20,250 and $27,000, respectively; (iii) $50,000 paid to Mr. Carr in 2001 as part of Mr. Carr’s bonus for 2000 in the form of forgiveness of a loan payable by Mr. Carr to the Company; and (iv) employer contributions for 2002, 2001 and 2000 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $7,804, $7,051 and $5,942, respectively.

(5)	Mr. Hawkins’ annual salary was $380,000 from January through March 2002, when it was increased to $400,000

(6)	Mr. Hawkins was awarded 4,378 restricted stock units on February 20, 2002.

(7)	Includes: (i) employer contributions for 2002, 2001 and 2000 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $14,250, $12,750 and $8,500, respectively, employer contributions for 2002, 2001, and 2000 for life, AD&D and long-term disability insurance premiums in the amounts of $1,296, $1,296, and $1,032, respectively, and an employer contribution for 2002 for short-term disability insurance premiums in the amount of $403; (ii) the cost to us of a split-dollar life insurance policy, for which we paid a premium of $30,500 in 2000; (iii) employer contributions for 2002, 2001 and 2000 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $23,050, $59,933 and $30,500, respectively; and (iv) employer contributions for 2002, 2001 and 2000 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $7,804, $7,051 and $5,942, respectively.

(8)	Ms. Dorigan’s annual salary was $210,000 from January until November 2000, when it was increased to $300,000.

(9)	Ms. Dorigan was awarded 4,834 restricted stock units on February 16, 2000, 8,475 restricted stock units on November 2, 2000 and 4,378 restricted stock units on February 20, 2002.

(10)	Includes: (i) employer contributions for 2002, 2001 and 2000 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $14,250, $12,750 and $8,500, respectively, employer contributions for 2002, 2001 and 2000 for life, AD&D and long-term disability insurance premiums in the amounts of $1,296, $1,128, and $1,032, respectively, and an employer contribution for 2002 for short-term disability insurance premiums in the amount of $403; (ii) the cost to us of a split-dollar life insurance policy, for which we paid a premium of $12,000 in 2000; (iii) employer contributions for 2002, 2001 and 2000 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $11,042, $24,116, and $12,000, respectively; and (iv) employer contributions for 2002, 2001 and 2000 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $7,804, $7,051 and $5,942, respectively.

(11)	Mr. Riffee’s annual salary was $227,000 from January through March 2002, when it was increased to $280,000.

(12)	Mr. Riffee was awarded 7,251 restricted stock units on February 16, 2000, and 4,000 restricted stock units on February 20, 2002.

(13)	Includes: (i) employer contributions for 2002 and 2001 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $14,250 and $12,750, respectively, employer contributions for 2002, 2001 and 2000 for life, AD&D and long-term disability insurance premiums in the amounts of 1,296, $1,170, and $1,212, respectively, and an employer contribution for 2002 for short-term disability insurance premiums in the amount of $403; (ii) employer contributions for 2002, 2001 and 2000 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $8,566, $7,877 and $4,846, respectively; and (iii) employer contributions for 2002, 2001 and 2000 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $7,804, $7,051 and $5,942, respectively.

(14)	Ms. Madrid was awarded 2,189 restricted stock units on February 20, 2002.

(15)	Includes: (i) employer contributions for 2002, 2001 and 2000 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $14,250, $12,750 and $8,639, respectively, employer contributions for 2002, 2001 and 2000 for life, AD&D and long-term disability insurance premiums in the amounts of $1,212, $1,212, and $1,212, respectively, and an employer contribution for 2002 for short-term disability insurance premiums in the amount of $403; (ii) employer contributions for 2002, 2001 and 2000 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $5,698, $7,936, and $8,000 respectively; and (iii) employer contributions for 2002, 2001 and 2000 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $3,094, $2,845 and $2,820, respectively.

(16)

Mr. Katchuk resigned as Chief Financial Officer of the Company effective as of March 31, 2002, but he remains an employee of the Company until March 31. 2003 (the “Retirement Date’) pursuant to the terms of a Retirement Agreement entered into as of March 8, 2002 (which replaced Mr. Katchuk’s change-in-control agreement) in order to assist the Company’s Chief Executive Officer and the successor Chief Financial Officer during a one-year transition period. All restricted stock units and stock options held by Mr. Katchuk remain unaffected by the terms of the Retirement Agreement; provided that, Mr. Katchuk will be entitled to certain additional payments with respect to certain exercises of stock options outstanding on the Retirement Date if the Company’s common stock trading price falls below a specified threshold. Through the Retirement Date, Mr. Katchuk will continue to receive his base salary, a pro-rated bonus and participate in the Company’s welfare and pension plans to the extent he satisfies the plans’ eligibility requirements, although he will not be entitled to receive any new stock options or restricted stock unit grants or participate in the Company’s Amended and Restated Executive Deferred Compensation Plan. If Mr. Katchuk becomes entitled to continuation coverage (COBRA) prior to the Retirement Date, the Company will pay the difference between the cost of such coverage and the amount of the premiums charged to full-time employees under any medical, hospitalization and dental insurance plan for the remaining term of the Retirement Agreement. The Company also agreed to pay Mr. Katchuk’s expenses related to his services during the transition period and relocation expenses of up to $25,000. Generally, the Company may only terminate Mr. Katchuk’s services for “cause”. If Mr. Katchuk’s employment is terminated by the Company for cause, Mr. Katchuk becomes permanently and totally disabled or Mr. Katchuk terminates his employment, he will be entitled to all compensation and expense reimbursement to which he was entitled through the date of termination. If Mr. Katchuk’s employment is terminated as a result of his disability or death, he or his estate will receive the amount described in the preceding sentence plus the amount by which his base salary and bonus payable under the Retirement Agreement exceed the amount payable to Mr. Katchuk or his beneficiaries under the Company’s disability insurance or life insurance programs, if any.

(17)	Includes: (i) employer contributions for 2002, 2001 and 2000 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $14,250, $12,750 and $8,500 respectively, and employer contributions for 2002, 2001 and 2000 for life, AD&D and long-term disability insurance premiums in the amounts of $1,296, $1,296 and $1,032, respectively, and an employer contribution for 2002 for short-term disability insurance premiums in the amount of $403; (ii) the cost to us of a split-dollar life insurance policy, for which we paid a premium of $24,500 in 2000; (iii) employer contributions for 2002, 2001 and 2000 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $13,680, $55,816 and $24,500, respectively; (iv) the cost to us of certain relocation expenses in the amount of $22,849 paid in 2002 pursuant to Mr. Katchuk’s Retirement Agreement; and (v) employer contributions for 2002, 2001 and 2000 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $3,094, $2,845 and $2,820, respectively.

Option Grants in Last Fiscal Year

No options were granted to the Named Executive Officers during our last fiscal year.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY End(1)		Value of Unexercised In-the-Money Options at FY End(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas A. Carr	31,250	$321,543	287,204	403,673	$84,000	$566,656
Philip L. Hawkins	45,000	$359,225	170,701	314,938	$21,000	$449,125
Karen B. Dorigan	0	$0	130,852	54,938	$199,063	$109,063
Stephen E. Riffee	12,500	$116,406	16,656	49,969	$0	$109,063
Linda A. Madrid	0	$0	51,656	57,469	$83,061	$124,813
Richard F. Katchuk	46,250	$408,924	8,312	54,563	$0	$173,875

(1)	Number of shares of our common stock underlying options granted under our 1997 Stock Option and Incentive Plan or shares of our common stock for which Class A Units of Carr Realty, L.P. underlying options granted under the 1993 Carr Realty Option Plan would have been redeemable.

(2)	Based on the last reported sale price of our common stock on the NYSE on December 31, 2002 of $25.05.

Employment Contracts

Change-in-Control Arrangements. We have entered into change-in-control agreements with each of Thomas A. Carr, Philip L. Hawkins, Karen B. Dorigan, Stephen E. Riffee and Linda A. Madrid. These agreements generally provide that if within three years from the date of a “change in control” (as defined below), the employment of the executive with CarrAmerica is terminated without cause, or in the event that the executive terminates his or her employment with us based on a change in or diminishment of his or her responsibilities or a reduction in salary, such executive will be entitled to severance pay, including an amount equal to two times the executive’s base annual salary and bonus compensation with us. Additionally, the executive will be eligible for certain continued benefits from us during the ensuing two-year period. Each of the agreements with Messrs. Carr and Hawkins initially was in effect until May 6, 2002, and thereafter each agreement was eligible to be extended automatically for additional one-year periods. The agreements with Messrs. Carr and Hawkins were automatically extended for an additional one-year term in May 2002. The agreement with Ms. Dorigan initially is in effect until February 6, 2004, and thereafter may be extended automatically for additional one-year periods. The agreement with Mr. Riffee initially is in effect until April 1, 2005, and thereafter may be extended automatically for additional one-year periods. The agreement with Ms. Madrid initially is in effect until January 29, 2006, and thereafter may be extended automatically for additional one-year periods.

For purposes of each of these agreements, a “change in control” generally means any of the following events: (i) the consummation of a reorganization, merger or consolidation involving CarrAmerica, unless all or substantially all of the individuals or entities who were the beneficial owners of our voting securities continue to own at least 60% of the outstanding voting securities of the surviving entity in substantially the same proportions as their ownership immediately prior to the transaction and individuals representing at least a majority of the board of directors of the surviving entity were directors of our Board of Directors as of the respective dates of the agreements (including individuals who subsequently become directors whose nomination or election was approved by at least a majority of the directors constituting our Board of Directors as of such dates); (ii) individuals who, as of the respective dates of the agreements, constitute our Board of Directors (including individuals who subsequently become directors whose nomination or election was approved by at least a majority of the directors constituting our Board of Directors as of such dates) cease for any reason to constitute a majority of our Board of Directors; or (iii) the approval by our stockholders of our complete liquidation or dissolution or the sale or other disposition of more than 50% of our operating assets.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings, in whole or in part, the following Performance Graph, the Report of the Executive Compensation Committee and the Report of the Audit Committee shall not be incorporated by reference into any such filings:

The points on the graph represent the following numbers:

Last Trading Day of	CarrAmerica	S & P 500	NAREIT Equity
2002	$113	$ 97	$118
2001	$126	$125	$113
2000	$123	$141	$ 99
1999	$ 78	$156	$ 79
1998	$ 81	$129	$ 83
1997	$100	$100	$100

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Our Board’s Executive Compensation Committee presents this report on our compensation policies as they affected the compensation reported above for our executive officers for fiscal year 2002. In performing its responsibilities, the Committee has had the benefit of reports prepared by our outside compensation consultants. The outside consultants provided information and advice on competitive compensation policies and practices and on the reasonableness of the compensation paid to our executives.

Executive Compensation Philosophy

CarrAmerica’s executive officer compensation policies incorporate a variety of objectives. Executive officers are rewarded commensurate with CarrAmerica’s performance, and we provide competitive compensation opportunities that recognize individual performance and responsibility in order to assist us in attracting and retaining a highly motivated, performance-oriented executive management team. We believe that the use of such objectives to determine compensation for our executive officers serves as an important part of the foundation for enhancement for our stockholders’ value. We implemented our executive officer compensation policies for 2002 with a compensation program based on the total direct compensation package of each executive officer. We evaluated each officer’s package as a whole and in terms of two components: an annual component, which includes base salary and a cash bonus opportunity; and a long-term incentive component.

In assessing the competitiveness of CarrAmerica’s executive officer compensation, the Committee generally conducts a comprehensive compensation review on a bi-annual basis. In addition, we also conduct interim reviews of long-term incentive compensation. During all of our reviews, we may consider materials brought to our attention by the Company’s outside compensation consultants.

In 2002, we conducted an interim review of long-term incentive compensation. In connection with this review, one of the Company’s consultants reported on the prevalence and eligibility of long term incentive programs in the real estate industry generally and in general industry companies. The review surveyed 24 publicly-traded real estate companies, including REITs and other real estate companies.

Annual Component

Base Salaries. We established base salary ranges for our executive officers for fiscal year 2002 taking into consideration several factors, including information provided to us during our last bi-annual compensation review regarding the competitiveness of our base salaries, the roles and responsibilities of the individual, the contributions of the individual to our business, the requirements of the individual’s job and the individual’s prior experience and accomplishments. In addition, we considered general economic conditions as well as our Company’s strategic and financial positioning. As a result of our consideration of these factors, we concluded that 2002 annual compensation, including base salaries and targeted cash bonuses as discussed below, for our executive officers would remain consistent with 2001 levels, subject to adjustments for promotions.

Cash Bonuses. We use annual cash bonuses as a primary method of rewarding executive officers commensurate with the Company’s performance and individual performance. Early in fiscal year 2002, we established a target bonus amount for each executive officer equal to a percentage of the executive officer’s base salary, after review of the proposed targets by the Executive Compensation Committee. The target bonus amounts for the executive officers were equal to 50% to 100% of their base salaries. Payment of the target bonus amounts was to be based primarily on three factors, contingent upon the adequacy of our cash and capital resources: (i) our attainment of a specific target in terms of funds from operations (FFO) per share; (ii) each officer’s achievement of individualized quantitative financial and operational goals related to the activities he or she managed; and (iii) a qualitative component at our discretion after consultation with management. We retain the discretion to increase or decrease annual bonuses in any given year above or below target amounts to take into account extraordinary performance or events. Based upon the factors noted above, cash bonuses actually paid to executive officers for 2002 were paid at 60-72% of target.

Long-Term Incentive Component

In the past, we have used long-term incentive compensation – including stock options and restricted stock units – to assist in maintaining and improving our corporate performance by meeting certain objectives of our compensation plan design. These objectives have included the alignment of the financial interests of executive officers more closely with those of CarrAmerica’s stockholders by increasing share ownership among executive officers. In addition, we use long-term incentive compensation to attract and retain executive talent by ensuring that we are offering competitive executive compensation. In general, we attempt to set total direct compensation for our executive officers competitive with those for executive officers of peer group REITs and, where appropriate, peer group public companies based on market capitalization.

Upon the Executive Compensation Committee’s recommendation, our Board of Directors concluded that our long-term incentive opportunities for executive officers should be assessed on an annual basis. The Executive Compensation Committee believes that a compensation mix weighted more heavily towards long-term incentive compensation better aligns the interests of our executive officers at levels with those of our stockholders, because long-term incentive compensation is more closely linked to long-term performance and stock price.

Stock Options and Restricted Stock/Restricted Stock Units. Following our evaluation of the interim review of long-term compensation conducted in 2002, we made strategic adjustments to the expected mix of future restricted stock units and stock options. In making these adjustments, our goal was to balance the types of incentives to both limit the dilutive effect on stockholders and continue to provide appropriate incentives to our executives. Because in prior years the Company had relied primarily on stock options, in 2002, we concluded that the only form of long-term incentive to be afforded to our executive officers would be restricted stock units. After further consideration of this issue in the later part of 2002, we concluded that we would use restricted stock grants rather than restricted stock unit grants for long-term incentive grants.

To encourage our employees to seek long-term appreciation in the value of our common stock, our restricted stock units and our restricted stock vest over a specified period of time. Accordingly, an employee generally must remain with CarrAmerica for a period of years to receive the full economic benefit of a restricted stock unit grant or a restricted stock grant. The Executive Compensation Committee believes that the strategic use of restricted stock grants ensures that our overall long-term incentive compensation payable to our executive officers will continue to be in line with the compensation arrangements that have been implemented by our competitors for executive talent.

Chief Executive Officer Compensation

We have determined that the compensation reported for our Chief Executive Officer for 2002 was substantially in conformity with the policies described above for all of our other executive officers. We, however, generally determine that a greater percentage of the CEO’s total compensation should be payable through annual bonus and other incentive compensation, rather than through base salary. For 2002, we granted the CEO a bonus equal to 60% of his target of 100%, reduced primarily as a result of the Company’s FFO performance. Despite very difficult operating conditions, we determined that the CEO continued to be very effective in implementing our strategic plan, developing and retaining our management team, and implementing our capital and business plans during 2002.

Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance disclosure and stockholder approval requirements are met. Our stock option grants to our executive officers in 2002 are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. Our restricted stock unit grants in 2002 are subject to the $1 million deduction limitation because they vest over time and are not considered “performance-based” within the meaning of Section 162(m). The Executive Compensation Committee believes that a substantial portion of the compensation awarded to our executive officers as annual cash bonuses would be exempted from the $1 million deduction limitation. The Committee’s present intention is to qualify, to the extent reasonable, a substantial portion of each executive officer’s compensation for deductibility under applicable tax laws.

Executive Compensation Committee

Andrew F. Brimmer*

Timothy Howard

Robert E. Torray*

A. James Clark**

Wesley S. Williams, Jr.***

*	only with respect to the period from May 2, 2002 through December 31, 2002

**	only with respect to the period from January 1, 2002 through May 2, 2002

***	only with respect to the period from January 1, 2002 through October 31, 2002

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Andrew F. Brimmer, A. James Clark, Timothy Howard, Robert E. Torray and Wesley S. Williams, Jr. served on the Executive Compensation Committee of our Board of Directors during 2002. None of these individuals were or ever have been an employee of CarrAmerica or any of our subsidiaries.

Carr Real Estate Services, Inc., one of our affiliates, provides management and leasing services for partnerships in which A. James Clark and/or his affiliates have interests. Fees paid to Carr Real Estate Services, Inc. for these services by partnerships in which Mr. Clark and/or his affiliates have interests totaled approximately $1,127,697 for 2002. Carr Real Estate Services, Inc. also provides management and leasing services for a joint venture in which CarrAmerica and an affiliate of Mr. Clark have interests. Fees paid to Carr Real Estate Services, Inc. for these services by this joint venture totaled $526,537 for 2002.

A wholly owned subsidiary of Clark Enterprises, Inc., an entity of which Mr. Clark is the majority stockholder and which is a holder of Class A Units of Carr Realty, L.P., has provided general contracting services to CarrAmerica Development, Inc., a wholly-owned subsidiary of CarrAmerica, and we have retained an affiliate of Clark Enterprises, Inc. to provide asset management services for third-party properties that we manage. In connection with these services, CarrAmerica paid $153,052 to Clark Enterprises, Inc. for 2002.

Clark Enterprises, Inc. provides general contracting services for some of the joint ventures in which we own a minority interest and for which, in some cases, CarrAmerica Development, Inc. provides development and architectural services. In 2002, joint venture entities in which we own a 40%, 35% and 30% interest paid $661,767, $263,270 and $29.0 million, respectively, to Clark Enterprises, Inc. for general contracting services. In addition, Clark Enterprises, Inc. provides general contracting services for a property wholly-owned by CarrAmerica. In connection with these services, CarrAmerica paid approximately $5.99 million to Clark Enterprises.

We provide tenant project services to an affiliate of Clark Enterprises, Inc. Fees paid to CarrAmerica for these services totaled approximately $50,770 for 2002.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited consolidated financial statements of CarrAmerica for fiscal year 2002 with CarrAmerica’s management, and also has discussed with KPMG LLP, CarrAmerica’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received both the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP the independence of KPMG LLP from CarrAmerica. In addition, the Audit Committee has considered whether the provision of services by KPMG LLP falling under the heading “All Other Fees” (see “Independent Auditors” below) is compatible with maintaining the independence of KPMG LLP from CarrAmerica (services falling under the heading “Financial Systems Design and Implementation Fees” being inapplicable, as there were no such services provided by KPMG LLP for the last fiscal year). The Audit Committee also amended and restated its charter, a copy of which is attached hereto as Appendix A.

Based on the foregoing, the Audit Committee recommended to CarrAmerica’s Board of Directors that CarrAmerica’s audited consolidated financial statements for fiscal year 2002 be included in CarrAmerica’s Annual Report on Form 10-K for the year ended December 31, 2002.

Audit Committee

Andrew F. Brimmer

Timothy Howard

Wesley S. Williams, Jr.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 7, 2003 for (1) each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (2) each of our directors and each Named Executive Officer, and (3) all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes, all such interests are owned directly, and the person or entity identified as the beneficial owner has sole voting and investment power. The number of shares reported as beneficially owned by a person represents the number of shares of common stock (including restricted stock) the person holds (including shares of common stock that may be issued upon exercise of options or vesting of restricted stock units that are exercisable or issuable within 60 days of March 7, 2003) plus the number of shares into which Class A Units of Carr Realty, L.P. (including Class A Units of Carr Realty, L.P. that may be issued upon the exercise of options that are exercisable within 60 days of March 7, 2003) and Units of CarrAmerica Realty, L.P. held by the person are redeemable (if we elect to issue shares rather than pay cash upon such redemption). For purposes of the following table, the number of shares of our common stock, Class A Units of Carr Realty, L.P. and Units of CarrAmerica Realty, L.P. deemed outstanding includes 51,866,220 shares of our common stock, 4,403,946 Class A Units of Carr Realty, L.P. and 1,219,048 Units of CarrAmerica Realty, L.P. as well as 94,389 Class A Units of Carr Realty, L.P. and 3,262,719 shares of our common stock issuable upon exercise of options or vesting of restricted stock units exercisable or vesting within 60 days of March 7, 2003. The extent to which a person holds Class A Units of Carr Realty, L.P. or Units of CarrAmerica Realty, L.P. or options to purchase common stock or Class A Units of Carr Realty, L.P. which are exercisable within 60 days of March 7, 2003, rather than common stock, is set forth in the footnotes.

Name and Address of Beneficial Owner	Number of Shares/Units Beneficially Owned	Percent of All Shares(1)	Percent of All Shares & Units(2)

More Than 5% Beneficial Owner

Cohen & Steers Capital Management, Inc. (3) 757 Third Avenue New York, NY 10017	7,313,250	14.1%	12.0%

Deutsche Bank AG (4) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	4,739,679	9.1%	7.8%

RREEF America, L.L.C. (4) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	4,118,734	7.9%	6.8%

Directors

Andrew F. Brimmer (5) Brimmer & Company 4400 MacArthur Boulevard, NW Washington, DC 20007	14,874	*	*

Oliver T. Carr, Jr. (6) The Oliver Carr Company 655 15th Street, NW Washington, DC 20005	1,549,553	2.9%	2.5%

Name and Address of Beneficial Owner	Number of Shares/Units Beneficially Owned	Percent of All Shares(1)	Percent of All Shares & Units(2)

Thomas A. Carr (7) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	452,190	*	*

A. James Clark (8) Clark Enterprises, Inc. 7500 Old Georgetown Road Bethesda, MD 20814	1,001,121	1.9%	1.6%

Philip L. Hawkins (9) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	258,486	*	*

Timothy Howard (10) Fannie Mae 3900 Wisconsin Ave, NW Washington, DC 20016	57,547	*	*

Robert E. Torray (11) Robert E. Torray & Co. Inc. 7501 Wisconsin Ave., Suite 1100 Bethesda, MD 20814	520,000	1.0%	*

Wesley S. Williams, Jr. (12) Covington & Burling 1201 Pennsylvania Avenue, NW Washington, DC 20044	40,075	*	*

Named Executive Officers

Karen B. Dorigan (13) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	179,599	*	*

Richard F. Katchuk (14) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	47,371	*	*

Linda A. Madrid (15) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	96,013	*	*

Stephen E. Riffee (16) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	54,469	*	*

All directors and executive officers as a group (13 persons) (17)	4,271,298	7.8%	7.0%

*	Less than 1%.

(1)

Assumes that all options to acquire shares of our common stock held by the person that are shown, if any, are exercised, that all Class A Units of Carr Realty, L.P. and Units of CarrAmerica Realty, L.P. held by the person, if any, are redeemed for shares of our common stock, and that all options to acquire Class A Units of Carr Realty, L.P. held by the person that are shown, if any, are exercised and that the underlying Units are redeemed for shares of our common stock. The total number of shares outstanding used in calculating this percentage includes all currently issued and outstanding shares of our common stock (including restricted stock) plus shares of our common stock issuable upon exercise of options that are shown, vesting of restricted stock units that are shown and redemption of all Class A Units of Carr Realty, L.P. and Units of CarrAmerica Realty, L.P. beneficially owned by the person (including Class A Units issuable to such person upon exercise of options that are shown), but assumes that none of the options, restricted stock units, Class A Units of Carr Realty, L.P. and Units of CarrAmerica Realty, L.P. held by other persons are exercised or redeemed for shares of our common stock.

(2)	Intended to show fully diluted beneficial ownership. Assumes that all options to acquire shares of our common stock and options to acquire Class A Units of Carr Realty, L.P. held by the person that are shown, if any, are exercised. The total number of shares outstanding used in calculating this percentage includes all currently issued and outstanding shares of our common stock (including restricted stock) and assumes that all of the options, restricted stock units, Class A Units of Carr Realty, L.P. and Units of CarrAmerica Realty, L.P. held by other persons (including Class A Units issuable to such person upon exercise of options that are shown) are exercised or redeemed for shares of our common stock.

(3)	Based on a filing made pursuant to Section 13(g) of the Securities Exchange Act of 1934 by Cohen & Steers Capital Management, Inc. Represents 7,313,250 shares of our common stock over which Cohen & Steers has sole dispositive power, 6,476,850 of such shares with respect to which Cohen & Steers has sole voting power.

(4)	Based on a filing made pursuant to Section 13(g) of the Securities Exchange Act of 1934 by Deutsche Bank AG. Represents 4,739,679 of our common stock over which Deutsche Bank AG has sole voting power, 4,154,034 of such shares with respect to which Deutsche Bank AG has sole dispositive power and 558,045 of such shares with respect to which Deutsche Bank AG has shared dispositive power. RREEF America, L.L.C., a subsidiary of Deutsche Bank AG, reported sole voting and dispositive power over 4,118,734 of the shares reported by Deutsche Bank AG. Deutsche Bank AG disclaimed beneficial ownership of the securities reported on the Form 13G in accordance with Rule 13d-4 promulgated under the Securities Exchange Act of 1934.

(5)	Dr. Brimmer owns 100 shares of our common stock and options to purchase 14,747 shares of our common stock which are exercisable within 60 days of March 7, 2003.

(6)	The aggregate amount of shares of our common stock beneficially owned by Mr. Oliver T. Carr, Jr. consists of 121,165 shares of our common stock and 284,672 Class A Units owned directly by him, 386,755 shares of our common stock and 610,461 Class A Units owned by The Oliver Carr Company, of which Mr. Carr is a director, chairman of the board and trustee of the majority stockholder, and Mr. Carr’s options to purchase 81,500 Class A Units and options to purchase 65,000 shares of our common stock which are exercisable within 60 days of March 7, 2003. Mr. Carr disclaims beneficial ownership of 63,664 shares of our common stock owned by his spouse, 150,000 Class A Units held in an irrevocable trust for the benefit of his spouse and 19,077 shares of our common stock held in trust for the benefit of his minor children.

(7)	Mr. Thomas Carr is a director of The Oliver Carr Company and a beneficiary of the trust that is its majority stockholder. Mr. Carr disclaims beneficial ownership of the shares of our common stock and Class A Units held by The Oliver Carr Company. Mr. Carr owns 36,829 shares of our common stock individually, 27,849 shares of our restricted common stock, 2,179 shares of our common stock jointly with his spouse and 23,581 Class A Units directly. 2,907 Class A Units are held by his children. Mr. Carr has options to purchase 358,845 shares of our common stock which are exercisable within 60 days of March 7, 2003. The number of shares shown for Mr. Carr excludes 33,421 restricted stock units that have vested but the receipt of which has been deferred at Mr. Carr’s election pursuant to the terms of a deferral agreement.

(8)	The aggregate number of our shares of common stock beneficially owned by Mr. Clark consists of 4,666 shares of our common stock and 358,596 Class A Units owned directly by him and 569,979 Class A Units owned by Clark Enterprises, Inc., of which Mr. Clark is chairman, president, a director and the majority stockholder. Mr. Clark owns options to purchase 67,880 shares of our common stock which are exercisable within 60 days of March 7, 2003.

(9)	Mr. Hawkins owns 12,811 shares of our common stock, 21,661 shares of our restricted common stock,and options to purchase 211,625 shares of our common stock and 12,389 Class A Units which are exercisable within 60 days of March 7, 2003. The number of shares shown for Mr. Hakwins excludes 42,611 restricted stock units that have vested but the receipt of which has been deferred at Mr. Hawkins’ election pursuant to the terms of a deferral agreement.

(10)	Mr. Howard has options to purchase 57,547 shares of our common stock which are exercisable within 60 days of March 7, 2003.

(11)	The aggregate number of shares of our common stock beneficially owned by Mr. Torray consists of 500,000 shares of our common stock owned directly by him and 20,000 shares of our common stock owned by his wife. Mr. Torray disclaims beneficial ownership of 1,396,200 shares of our common stock held in two investment funds which are managed by Robert E. Torray & Co. Inc.

(12)	Mr. Williams owns 200 shares of our common stock and options to purchase 39,875 shares of our common stock which are exercisable within 60 days of March 7, 2003.

(13)	Ms. Dorigan owns 2,319 shares of our common stock, 20,615 shares of our restricted common stock,and options to purchase 156,665 shares of our common stock which are exercisable within 60 days of March 7, 2003. The number of shares shown for Ms. Dorigan excludes 18,691 restricted stock units that have vested but the receipt of which has been deferred at Ms. Dorigan’s election pursuant to the terms of a deferral agreement.

(14)	Mr. Katchuk owns no shares of our common stock and options to purchase 16,625 shares of our common stock which are exercisable within 60 days of March 7, 2003. Mr. Katchuk owns 30,746 restricted stock units that will vest and convert to shares of common stock within 60 days of March 7, 2003.

(15)	Ms. Madrid owns 11,541 shares of our common stock, 11,160 shares of our restricted common stock,and options to purchase 73,312 shares of our common stock which are exercisable within 60 days of March 7, 2003. The number of shares shown for Ms. Madrid excludes 4,177 restricted stock units that have vested but the receipt of which has been deferred at Ms. Madrid’s election pursuant to the terms of a deferral agreement.

(16)	Mr. Riffee owns 3,388 shares of our common stock, 17,769 shares of our restricted common stock,and options to purchase 33,312 shares of our common stock which are exercisable within 60 days of March 7, 2003. The number of shares shown for Mr. Riffee excludes 2,139 restricted stock units that have vested but the receipt of which has been deferred at Mr. Riffee’s election pursuant to the terms of a deferral agreement.

(17)	Includes an aggregate of 3,070,264 options, Class A Units and restricted stock units described in footnotes 5-16 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Carr Real Estate Services, Inc., one of our affiliates, provides management and leasing services for certain properties in which we own a controlling interest. Fees paid to Carr Real Estate Services, Inc. for the management and leasing services with respect to these properties totaled $676,787 for 2002. The Oliver Carr Company, an entity in which Oliver T. Carr, Jr., one of our directors, is the trustee of the majority stockholder and which is a holder of our Common Stock and Class A Units of Carr Realty, L.P., owns 4,600 shares of voting common stock and 19,500 shares of non-voting common stock in Carr Real Estate Services, Inc., which represents a majority of the voting interest but not the economic interests in such company. Mr. Thomas A. Carr, our Chief Executive Officer and one of our directors, is a beneficiary of the trust which is the majority stockholder of The Oliver Carr Company.

Carr Real Estate Services, Inc. also provides management and leasing services for partnerships in which Oliver T. Carr, Jr. and/or A. James Clark, two of our directors, and/or their affiliates have interests. Fees paid to Carr Real Estate Services, Inc. for these services by partnerships in which both Mr. Carr and Mr. Clark and/or their affiliates have interests totaled approximately $611,734 for 2002. Fees paid to Carr Real Estate Services, Inc. for these services by partnerships in which only Mr. Carr and/or his affiliates have interests totaled approximately $807,034 for 2002. Fees paid to Carr Real Estate Services, Inc. for these services by partnerships in which only Mr. Clark and/or his affiliates have interests totaled approximately $515,963 for 2002.

Carr Real Estate Services, Inc. also provides management and leasing services for a joint venture in which CarrAmerica and affiliates of Oliver T. Carr, Jr. and A. James Clark have interests. Fees paid to Carr Real Estate Services, Inc. for these services by this joint venture totaled $526,537 for 2002.

We have a consulting agreement with Oliver T. Carr, Jr. to provide services to us. In 2002, we paid Oliver T. Carr, Jr. $105,000 for such services. The agreement expires in June 2003.

We have entered into agreements with Carr Real Estate Services, Inc. pursuant to which we have provided certain administrative services. Fees paid to us by Carr Real Estate Services, Inc. for legal, tax and IT services totaled approximately $1.86 million for 2002.

We have entered into agreements with Carr Real Estate Services, Inc. pursuant to which Carr Real Estate Services, Inc. provides us with human resources and payroll services. We paid Carr Real Estate Services, Inc. $1.33 million for these services for 2002.

A wholly owned subsidiary of Clark Enterprises, Inc., an entity of which Mr. Clark is the majority stockholder and which is a holder of Class A Units of Carr Realty, L.P., has provided general contracting services to CarrAmerica Development, Inc., a wholly-owned subsidiary of CarrAmerica, and we have retained an affiliate of Clark Enterprises, Inc. to provide asset management services for third-party properties that we manage. In connection with these services, CarrAmerica paid $153,052 to Clark Enterprises, Inc. for 2002.

Clark Enterprises, Inc. provides general contracting services for some of the joint ventures in which we own a minority interest and for which, in some cases, CarrAmerica Development, Inc. provides development and architectural services. In 2002, joint venture entities in which we own a 40%, 35% and 30% interest paid $661,767, $263,270 and $29.0 million, respectively, to Clark Enterprises, Inc. for general contracting services. In addition, Clark Enterprises, Inc. provides general contracting services for a property wholly-owned by CarrAmerica. In connection with these services, CarrAmerica paid approximately $5.99 million to Clark Enterprises.

We provide tenant project services to an affiliate of Clark Enterprises, Inc. Fees paid to CarrAmerica for these services totaled approximately $50,770 for 2002.

In connection with the HQ Global Workplaces, Inc./VANTAS Incorporated merger transaction, we agreed to indemnify all of the individuals who served as directors of HQ Global at the time of the transaction, including Thomas A. Carr, Oliver T. Carr, Jr., and Philip L. Hawkins, who currently serve as directors and/or executive officers of us, with respect to any losses incurred by them arising out certain litigation matters, if they first tried and were unsuccessful in getting the losses reimbursed by HQ Global or from insurance proceeds. It was expected at the time that these former directors would be indemnified against any of these losses by HQ Global, as required by HQ Global’s certificate of incorporation and bylaws. HQ Global has not satisfied its indemnity obligation to these directors, and in light of HQ Global’s bankruptcy filing in March 2002, is not likely to do so in the future. As a result, we have paid the costs incurred by these directors in connection with the above litigation matters. In 2001, 2002 and 2003, we paid approximately $229,741, $323,894 and $48,387, respectively, of costs pursuant to this indemnification arrangement, all of which represents amounts paid to legal counsel for these directors.

INDEPENDENT AUDITORS

KPMG LLP, which served as our independent auditors for the last fiscal year and has been selected to serve as our independent auditors for the current fiscal year, will have representatives present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

For services rendered during or in connection with our fiscal year 2002, as applicable, KPMG LLP billed the following fees:

Audit Fees	$422,200
Financial Information Systems Design and Implementation Fees	$0
All Other Fees*	$1,474,847

*	The $1,474,847 of All Other Fees consisted of: $583,588 for tax compliance services; $702,906 for tax consulting services; and $188,353 for audit-related services.

OTHER MATTERS

Our management knows of no other matters which may be presented for consideration at the annual meeting. If any other matters properly come before the meeting, however, the holders of proxies solicited by this Proxy Statement intend to vote such proxies as recommended by our Board of Directors or, if no such recommendation is given, in accordance with their judgment on such matters. If a stockholder proposal that was excluded from this Proxy Statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is properly brought before the meeting, it is intended that the proxy holders will use their discretionary authority to vote the proxies against such proposal.

STOCKHOLDER PROPOSALS

Proposals of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, to be presented at the 2004 annual meeting must be received by our Corporate Secretary before December 3, 2003 to be considered for inclusion in our proxy material.

In addition, any stockholder who wishes to propose a nominee to our Board of Directors or submit any other matter to a vote at a meeting of our stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended) must comply with the advance notice provisions and other requirements of Section 3.11 of our by-laws, which are on file with the Securities and Exchange Commission and may be obtained from our Corporate Secretary upon request. In general any such notice must be received by the Company no sooner than February 1, 2004 and no later than March 2, 2004, subject to the limited exceptions described in Section 3.11 of our by-laws. If a stockholder nomination or proposal is received after the date specified in the advance notice provisions, our proxy for next year’s annual meeting may confer discretionary authority to vote on such matter without any discussion of the matter in the Proxy Statement.

VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

A properly executed proxy marked “Abstain” with respect to any such matter to be voted upon will not be voted, although we will count it for purposes of determining the presence of a quorum.

We pay for preparing, assembling and mailing this Proxy Statement and any other proxy materials transmitted on behalf of our Board of Directors. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our common stock.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

We are sending only one annual report and proxy statement to stockholders that share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, they may telephone Stephen M. Walsh at (202) 729-1764 or write to CarrAmerica Realty Corporation at 1850 K Street, NW, Washington, DC 20006, Attention: Stephen M. Walsh, Senior Vice-President, Capital Markets. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.

*    *    *    *

Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

APPENDIX A

CarrAmerica Realty Corporation

Amended and Restated Charter of the Audit Committee of the Board of Directors

I. Purpose

The Audit Committee (“the Committee”) shall assist the Board of Directors of CarrAmerica Realty Corporation (the “Company”) in monitoring (a) the integrity and accuracy of the financial statements of the Company; (b) the Company’s systems of internal controls regarding finance, accounting and legal compliance; (c) the Company’s independent auditor’s qualification and independence; and (d) the performance of the Company’s internal audit function.

II. Composition

The Committee shall be comprised of at least three (3) members of the Board, one of whom shall serve as Chairperson of the Committee. The Chairperson and all other members of the Committee shall meet the independence, experience and financial literacy and expertise requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the Securities and Exchange Commission (the “Commission”), all as in effect from time to time. Because of the Committee’s demanding role and responsibilities, and the time commitment of each attendant to Committee membership, no member of the Committee, including the Chairman, shall serve on the audit committee of more than three (3) public companies at any one time, including the Committee.

To ensure independence and to otherwise avoid any potential conflicts of interest, members of the Committee may not (other than fees and equity received as compensation for serving as a director) accept or receive any consulting, advisory or other compensatory fee from the Company or be an affiliated person of the Company or any of its subsidiaries.

The Chairperson and other members of the Committee shall be appointed by the Board, subject to satisfying the standards set forth above. Committee members may be removed by a majority vote of the Board, with or without cause. Any member of the Committee may resign at any time by giving written notice of his or her resignation to the Board.

III. Meetings

The Committee shall meet at least four times annually, or more frequently as the Committee deems necessary. The Chairperson of the Committee shall set the meeting agenda.

The Committee shall have access to and, if the Committee deems appropriate, request attendance at its meetings, the Chief Financial Officer, Controller, director of internal audit and such other members of the Company’s management as the Committee deems necessary.

The Committee shall meet at least quarterly with management, independent accountants, and the director of internal audit in separate executive sessions to discuss any matters that the Committee, the Chair of the Committee or any of these groups believe necessary or appropriate.

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IV. Responsibilities

General

The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any accounting firm employed by the Company (including the resolution of disputes between management and the accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and such firm shall report directly to the Committee.

The Committee, to the extent it deems necessary or appropriate, shall:

A. Financial Statement and Other Reviews

1. Review with management and the Company’s independent auditor the Company’s quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, including the results of the independent auditor’s review of such statements, prior to the Company’s issuing of its quarterly earnings release and filing of its Form 10-Q.

2. Review with management and the Company’s independent auditor the Company’s annual audited financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the Company’s issuing of its fourth quarter earnings release and filing of its Form 10-K. Included in such review shall be a review and discussion with management and the Company’s independent auditor of the independent auditor’s audit process and procedures, any major issues regarding accounting and auditing principles and practices, the adequacy of internal controls that could significantly affect the Company’s financial statements and any adjustments to the financial statements that were suggested by the independent auditor (including whether or not such adjustments were made).

3. Determine whether to recommend to the Board of Directors the inclusion of the annual audited financial statements in the Company’s Form 10-K for the applicable fiscal year.

4. Meet separately and periodically with management, internal auditors (or other personnel responsible for the internal audit function) and the independent auditors to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Committee shall also review and evaluate the Company’s processes and policies for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas. As part of this process, the Committee should discuss guidelines and policies to govern the process by which this is handled.

5. Review and discuss with management and the independent auditor any significant financial reporting issues and judgments raised by them in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles and practices, any major issues as to the adequacy of the Company’s internal controls, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

6. Review with management and the independent auditor proposed and recently enacted major changes to the Company’s auditing and accounting principles and practices.

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7. Review with management and the independent auditor new regulatory and accounting rules, pronouncements or initiatives and their impact on the Company’s financial statements.

8. Review with management and the independent auditor all off-balance sheet structures and transactions.

9. Review with the Company’s General Counsel and the independent auditor legal matters that could have a material impact on the Company’s business, properties or financial statements.

10. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

11. Review with the independent auditor any audit problems or difficulties the auditor may have encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information and any significant disagreements with management, and management’s response. Such review should include:

(a) any accounting adjustments that were noted or proposed by the independent auditor but were passed (as immaterial or otherwise);

(b) any communications between the independent auditor and its national office respecting auditing or accounting issues presented by the engagement;

(c) any “management” or “internal control” letters issued, or proposed to be issued, by the independent auditor to the Company; and

(d) the responsibilities, budget and staffing of the Company’s internal audit function.

12. Review the following matters with the independent auditor (such matters shall be timely reported to the Committee by the independent auditor):

(a) All critical accounting policies and practices to be used;

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the preferred treatment of the auditor; and

(c) Other material written communications between the auditor and management, including any management letter or schedule of unadjusted differences.

13. Meet with the officers certifying the Company’s periodic reports pursuant to Section 302 of the Sarbanes-Oxley Act, and any other officers that the Committee deems necessary or appropriate, to review and evaluate the disclosure controls and procedures and internal controls established by the Company, and to determine whether such officers have identified any weaknesses or concerns with respect to such procedures and controls.

14. Meet with the officers certifying the Company’s periodic reports pursuant to Section 302 of the Sarbanes-Oxley Act and with the Company’s independent auditor to discuss any deficiencies and fraud.

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15. Review with management earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

B. Auditor Review and Retention

1. Be directly responsible and have the sole authority to appoint, discharge and replace the independent auditors to be retained by the Company and to approve the compensation of the independent auditors and all audit engagement fees and terms. The Committee may consult with management but shall not delegate these responsibilities to management.

2. Have the sole authority to, and shall, review and pre-approve any engagement of the Company’s independent auditor to provide any non-audit service to the Company that is not prohibited by law. The Committee shall have the ability to delegate the authority to pre-approve non-audit services to one (1) or more designated members of the Committee. If such authority is delegated, the delegated member(s) of the Committee shall prepare a memorandum regarding the action taken, and shall report to the full Committee, at the next Committee meeting, all items pre-approved by the designated member(s).

3. Receive and review a report from the independent auditor, at least annually, regarding: (a) the auditor’s internal quality control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (c) all relationships between the independent auditor and the Company.

4. Evaluate the qualifications (including the experience and qualifications of the senior members of the audit team), performance and independence of the independent auditor, including whether the provision of non-audit services by the independent auditor is compatible with maintaining the auditor’s independence, based on the above.

5. Ensure that the Committee receives, annually, a letter of independence from the independent auditor, and recommend that the Board take appropriate action in response to such letter to satisfy itself of the independence of the auditor.

6. At each quarterly meeting of the Committee, review all engagements of the Company’s independent auditor for non-audit services that occurred during the prior fiscal quarter.

7. Request evidence from the independent auditors confirming that such firm is registered with the Public Company Accounting Oversight Board.

8. Request a representation letter from the Company’s independent auditor prior to the commencement of the audit engagement confirming that the lead (or coordinating) audit partner and the reviewing audit partner have not performed audit services for the Company in each of the previous five (5) fiscal years.

9. Obtain from the Company’s independent auditor the inspection report of the Public Company Accounting Oversight Board.

10. Set policies for the Company’s hiring of employees or former employees of the independent auditor.

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C. Oversight of Internal Audit Function

1. Review the appointment and replacement of the senior internal auditing executive or third-party internal audit firm, as applicable.

2. Review the significant reports to management prepared by the internal auditors and management’s responses thereto.

3. Discuss with the independent auditor the internal auditor’s responsibilities and scope of planned internal audits.

D. Other Responsibilities

1. Make quarterly reports (or more frequently as the Committee deems necessary or appropriate) to the board of Directors.

2. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

4. Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, and providing whistleblower protection for any employee, contractor, subcontractor or agent who provides information in accordance with such process. The Committee shall direct the dissemination of the mechanics of such process to all employees.

V. Powers and Limitations

1. The Committee shall have prompt and unrestricted access to all financial and operating information relevant to the Company’s business.

2. The Committee may cause an investigation to be made into any matter within the scope of its responsibility.

3. The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain legal, financial, accounting or other consultants to advise the Committee, and shall have the sole authority to approve the consultants’ fees and other retention terms.

4. While the Committee has the responsibilities and powers set forth in this Charter, its function is one of oversight, and it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or other applicable rules or regulations. These are the responsibilities of management and the independent auditor.

5. Advise the Company of the funding requirements necessary to pay the auditors for the purpose of rendering the audit report and to pay any other advisers employed by the audit committee.

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VI. Annual Committee Review

The Committee shall conduct an annual review and self-evaluation to determine whether it is functioning effectively and report on such review and evaluation to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

VII. Disclosure

This Charter shall be posted on the Company’s website.

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FORM OF PROXY CARD

CARRAMERICA REALTY CORPORATION

THIS PROXY IS SOLICITED BY AND ON

BEHALF OF THE BOARD OF DIRECTORS

P

R

O                             REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

X                             MAY 1, 2003

Y

The undersigned hereby appoints Linda A. Madrid and Ann Marie Pulsch, or either of them, proxies, with full power of substitution, to act for and to vote the shares of the Common Stock of CARRAMERICA REALTY CORPORATION that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of said Company to be held on May 1, 2003, and at any and all adjournments thereof.

Receipt of the Company’s Notice of Annual Meeting of Stockholders and Proxy Statement is acknowledged.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE

☒	Please mark votes as in this example.

This Proxy when properly executed will be voted as directed hereon, or if no direction is indicated, will be voted FOR the election of the Board of Directors’ nominee for director and FOR the proposal to amend the Articles of Incorporation to instate the election of directors annually.

		FOR	AGAINST	ABSTAIN
1. To elect Director: Nominee for term expiring 2006. (The term would expire in 2004 if Proposal 2 is approved.) (01) Timothy Howard	2. To amend the Articles of Incorporation to instate the election of directors annually	☐	☐		☐

☐ FOR ☐ WITHHOLD NOMINEE AUTHORITY FOR THE NOMINEE

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

To change the address, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signor as a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signor is a partnership, please sign in partnership name by authorized person.

SIGNATURE: ______________________ DATE: ________ SIGNATURE: _____________________ DATE: ________